                                                                    Exhibit 4(e)

                      SECOND AMENDMENT TO CREDIT AGREEMENT

         This Second Amendment to Credit Agreement (the "Amendment") is made as of July 1, 2001, by and among CERNER CORPORATION, a Delaware corporation (the "Borrower"), and FIRSTAR BANK, N.A. OVERLAND PARK, formerly know as Firstar Bank Midwest, N.A. and successor to Mercantile Bank, as Agent and, as of the date hereof, the sole Bank under the Credit Agreement referred to below, and as Issuing Bank.

                             Preliminary Statements

         (a) The Borrower, the Agent, the Issuing Bank and the Bank are parties to a Credit Agreement dated as of April 1, 1999, as amended by a First Amendment to Credit Agreement dated as of June 30, 2000 (as so amended, the "Credit Agreement"). Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement.

         (b) The Borrower has requested that, among other things, (1) the total Revolving Credit Commitment be increased to $30 million, (2) the maturity of the revolving credit facility be extended to June 30, 2004, (3) the interest rate and non-usage fee with respect to the revolving credit facility be amended in certain respects, and (4) various covenants in the Credit Agreement be amended in certain respects.

         (c) The Agent, on behalf of the Bank and the Issuing Bank, is willing to agree to the foregoing requests, subject, however, to the terms, conditions and agreements set forth below.

         NOW, THEREFORE, the parties agree as follows:

         1. Increased Commitment. The reference to "$18,000,000" in the definition of Revolving Credit Commitment in Section 1.1 of the Credit Agreement is deleted and is replaced by "$30,000,000." In connection therewith, Exhibit A to the Credit Agreement is deleted and is replaced by Exhibit A to this Amendment.

         2. Termination Date. The definition of Revolving Credit Termination Date in Section 1.1 of the Credit Agreement is deleted and is replaced by the following:

         "Revolving Credit Termination Date" shall mean June 30, 2004; provided, however, that if such date would otherwise fall on a date which is not a Business Day, the Revolving Credit Termination Date shall be the next preceding Business Day.

         3.       Interest Rate. The definition of Applicable Margin in Section
1.1 of the Credit Agreement is deleted and is replaced by the following:

         "Applicable Margin" shall mean as follows: if at the end of any fiscal quarter (commencing with the quarter ending on September 30, 2001), the Tangible Net Worth Ratio is within the respective ranges set forth below, then with respect to Corporate Base Rate Loans and Eurodollar Loans the "Applicable Margin" at all times during the second succeeding fiscal quarter shall be the respective percentages set forth opposite such ratios:

            Tangible Net                 Applicable Margin for           Applicable Margin
            Worth Ratio                  Corporate Base Loans          for Eurodollar Loans
            -----------                  --------------------          --------------------
    Greater than 1.25 to 1                      0.50%                         1.35%

    Less than or equal to 1.25
    to 1, but greater than .80 to 1             0.75%                         1.10%

    Less than or equal to .80 to 1              1.00%                         0.85%

provided, however, that during any period that the Borrower has failed to deliver the financial statements or the Borrowing Base and Compliance Certificate as required by Section 6.1 hereof, the Applicable Margin for Corporate Base Rate Loans shall be 0.50% and the Applicable Margin for Eurodollar Loans shall be 1.35%.

         4. Commitment (Non-Usage) Fee. The definition of Applicable Commitment Fee in Section 1.1 of the Credit Agreement is deleted and is replaced by the following:

         "Applicable Commitment Fee Margin" means as follows: if at the end of any fiscal quarter the Tangible Net Worth Ratio is within the respective ranges set forth below, then the Applicable Commitment Fee Margin at all times during the second succeeding fiscal quarter shall be the percentage set forth opposite such ratio:

         Tangible Net Worth Ratio                               Margin
         ------------------------                               ------

         Greater than 1.25 to 1                                 0.25%

         Less than or equal to 1.25 to 1,
         but greater than .80 to 1                              0.18%

         Less than or equal to .80 to 1                         0.12%

provided, however, that during any period that the Borrower has failed to deliver the financial statements or the Borrowing Base and Compliance Certificate as required by Section 6.1 hereof, the Applicable Commitment Fee Margin shall be 0.25%.

         5.       Foreign Subsidiary. The definition of Foreign Subsidiary in
Section 1.1 of the Credit Agreement is deleted and is replaced by the following:

                  "Foreign Subsidiary" shall mean any Subsidiary that is not organized under the laws of any State of the United States of America or that has any permanent place of business outside the United States of America, including, without limitation, Cerner Corporation PTY Limited, a corporation organized under the laws of Australia, Cerner FSC, Inc., a corporation organized under the laws of Barbados, Cerner Limited, a corporation organized under the laws of the United Kingdom, Cerner Deutschland GmbH, a corporation organized under the laws of Germany, Cerner Singapore Limited, a Delaware corporation, Cerner Canada Limited, a Delaware corporation, Cerner (Malaysia) SDN BHD, a corporation organized under the laws of Malaysia, and Cerner Belgium, Inc., a Delaware corporation.

         6. Subsidiary Guarantors. The definition of Subsidiary Guarantors in Section 1.1 of the Credit Agreement is deleted and is replaced by the following:

                  "Subsidiary Guarantor" shall mean each Subsidiary of the Borrower other than the Foreign Subsidiaries. As of July 1, 2001, the Subsidiary Guarantors are (1) Cerner Properties, Inc., (2) Cerner International, Inc., (3) Cerner Multum, Inc., (4) Cerner Health Connections, Inc., (5) Cerner Health Facts, Inc., (6) Cerner Citation, Inc., (7) Cerner Investment Corp., (8) Health Network Ventures, Inc.,
         (9) Cerner Campus Redevelopment Corporation, and (10) Cerner Radiology Information Systems, Inc.

         7. Definition of Consolidated Total Assets. Section 1.1 of the Credit Agreement is amended to add the following definition in the appropriate alphabetical order:

         "Consolidated Total Assets" shall mean, at any date, the total assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP, as reflected in the most recent financial statements of the Borrower and its Subsidiaries delivered to the Bank in accordance with
Section 6.1 hereof.

         8.       Permitted Liens.

                  (a) Purchase Money Liens. Subsection (vi) of the definition of Permitted Liens in Section 1.1 of the Credit Agreement is deleted and is replaced by the following:

                  (vi) Liens existing on any assets acquired by the Borrower or any of its Subsidiaries after the date of this Agreement or created at the time of acquisition of such assets by the Borrower or any of its Subsidiaries after the date of this Agreement to secure purchase money Indebtedness; provided that any such acquisition or incurrence of Indebtedness must be permitted by all other applicable provisions of this Agreement, that the Lien must not extend to any assets other than those being acquired, that the purchase money Indebtedness not exceed 90% of the value of the asset so acquired, and that the aggregate amount of purchase money Indebtedness secured by all such Liens (excluding the aggregate amount of purchase money Indebtedness incurred pursuant to an Acquisition that is permitted by the terms of this Agreement) does not at any time exceed 5% of Consolidated Total Assets;

         (b) Additional Basket. A new subsection (x) is added to the definition of Permitted Liens in Section 1.1 of the Credit Agreement which reads as follows:

                  (x) in addition to the Liens described in subparts (i) through (ix) above, other Liens provided that the aggregate amount of Indebtedness secured thereby does not at any time exceed 5% of Consolidated Total Assets.

         (c)      Conforming Stylistic Changes. The "and" at the end of subpart
(viii) of the definition of Permitted Liens in Section 1.1 of the Credit Agreement is deleted. Similarly, the period at the end of subpart (ix) of such definition is deleted and is replaced by "; and".

9.       Amendments to Section 6.1 Regarding Information

         (a) New Subsidiary. Subpart (f) of Section 6.1 of the Credit Agreement is deleted and is replaced by the following:

                  (f) except as otherwise provided in Section 6.11(d), not more than 5 Business Days after the formation of any Subsidiary or any Acquisition that, upon the consummation of that Acquisition, will result in any Person becoming a Subsidiary of the Borrower, notice thereof describing such transaction or event and the expected proceeds to be received therefrom, in detail satisfactory to the Majority Banks;

         (b) Audit Management Letter. Subpart (h) of Section 6.1 of the Credit Agreement is deleted and is replaced by the following:

                  (h)   [this subsection intentionally left blank]

         (c) Timing of Certain Information. The reference to "30 days" in subpart (a) of Section 6.1 of the Credit Agreement is deleted and is replaced by "45 days". Similarly, the reference to "30 days" in subpart (l) of Section 6.1 of the Credit Agreement is deleted and is replaced by "45 days".

         10. Litigation Notices. Subpart (a) of Section 6.2 of the Credit Agreement is deleted and is replaced by the following:

                  (a) all legal or arbitration proceedings, and of all proceedings by or before any Governmental Authority affecting the Borrower or any of its Subsidiaries which, if adversely determined, might result in a monetary loss (regardless of whether any portion of such loss is covered by insurance) to the Borrower or any such Subsidiary in an amount in excess of 1% of Consolidated Total Assets individually or in excess of 5% of Consolidated Total Assets in the aggregate for all such proceedings; and

         11. Restrictive Agreements by Subsidiaries. Section 6.10(b) of the Credit Agreement is deleted and is replaced by the following:

         (b)      [this subsection intentionally left blank]

         12.      Acquisitions.

                  (A) Notifications. Section 6.11(d)(i) of the Credit Agreement is deleted and is replaced by the following:

                        (i) in the case of an Acquisition in which the value of the assets, securities or other interests acquired equals or exceeds 5% of Consolidated Total Assets, at least 5 Business Days prior written notice of such Acquisition, which notice shall include a description of the terms of the Acquisition, the manner in which it will be financed, summary historical financial information about the Person being acquired or the Person from whom such assets are being acquired, as the case may be, pro forma financial calculation demonstrating why the proposed Acquisition will not result in any Default under this Agreement, and

                  (B) Section 6.11(D)(II). Section 6.11(d)(ii) of the Credit Agreement is deleted and is replaced by the following:

                        (ii)   [this subsection intentionally left blank]

                  (C) Transfers Among Obligors. A new Section 6.11(f) is added to the Credit Agreement which reads as follows:

                        (f) any transfer of assets by the Borrower to any Subsidiary Guarantor, or any transfer of assets by any Subsidiary Guarantor to the Borrower or to any other Subsidiary

                               Guarantor, in each case provided that (i) no Default or Event of Default then exists or would result therefrom, and (ii) in the case of any transfer of assets the value of which exceeds 5% of Consolidated Total Assets at such time, the Borrower gives the Agent written notice of the nature and specifics of such transfer not more than five (5) Business Days after such transfer.

         In connection with the addition of such new Section 6.11(f), (1) the "or" at the end of Section 6.11(d)(iii) of the Credit Agreement is deleted and is replaced by a semicolon, and (2) the period at the end of Section 6.11(e) of the Credit Agreement is deleted and is replaced by "; or".

         13. Sale and Lease-backs. Section 6.13 of the Credit Agreement is deleted and is replaced by the following:

                  6.13. Sale and Lease-Back Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person (other than the Borrower or one of its Subsidiaries except a Foreign Subsidiary) whereby it shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Lease-Back Transaction"); provided that the Borrower or one or more of its Subsidiaries may enter into any Sale and Lease-Back Transaction if (a) at the time of such Sale and Lease-Back Transaction no Default shall have occurred and be continuing, and (b) the aggregate amount of property sold or transferred pursuant to such Sale and Lease-Back Transaction and all prior Sale and Lease-Back Transactions since the date of this Agreement does not exceed 5% of Consolidated Total Assets.

         14.      Permitted Investments.

                  (a) Government Obligations. Section 6.14(a) of the Credit Agreement is deleted and is replaced by the following:

                        (a) Investments in short-term or long-term obligations issued or fully guaranteed by the U.S. Government;

                  (b) Strategic Investments. Section 6.14(f) of the Credit Agreement is deleted and is replaced by the following:

                        (f) Investments in other companies for strategic alliance or investment purposes in an aggregate amount outstanding at any time not to exceed 5% of Consolidated Total Assets;

                  (c) Foreign Debt. Section 6.14(g) of the Credit Agreement is deleted and is replaced by the following:

                        (g) Investments in foreign government debt in an aggregate amount outstanding at any time not to exceed 5% of Consolidated Total Assets;

         15. Transactions with Affiliates. Section 6.16 of the Credit Agreement is deleted and is replaced by the following:

                  6.16. Transactions With Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) make any Investment in an Affiliate, (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate,
         (c) merge or consolidate with or purchase or acquire any assets from an Affiliate, (d) Guarantee or assume any obligations of an Affiliate, or
         (e) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate; provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower, or any of its Subsidiaries and receive compensation or indemnification in connection with his services in such capacity, (ii) the Borrower or any Subsidiary may enter into any sale, license, lease or similar transaction with an Affiliate in the ordinary course of business if the monetary or business consideration arising therefrom would be not materially less advantageous to the Borrower or the Subsidiary as the monetary or business consideration which it would obtain in a comparable arm's-length transaction with a similarly situated Person not an Affiliate, and (iii) the prohibitions in subparts (a) and (d) of this Section 6.16 on transactions with Affiliates are modified as follows: (x) the prohibitions do not apply insofar as such Investment or Guarantee, as the case may be, exists on the date hereof, and (y) notwithstanding such prohibitions (1) the Borrower may Guarantee or assume any obligations of a Subsidiary (provided that (i) the obligations being Guaranteed or assumed do not include any obligation of the Subsidiary to pay Indebtedness, and (ii) the Borrower itself could have entered into the transaction or transactions giving rise to the obligations being Guaranteed or assumed without violating any provision of this Agreement), and (2) the Borrower may make such Investments and Guarantee such obligations if the aggregate outstanding amount of such Investments and such Guaranteed obligations do not at any time exceed 5% of Consolidated Total Assets. In addition, the prohibitions in subpart (b) of this
         Section 6.16 shall not apply to any transfer of assets made in accordance with the provisions of Section 6.11(f).

         16. Notice of Business Location Change. Section 6.20(a) of the Credit Agreement is deleted and is replaced by the following:

                  (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) engage in any business other than that in which it is presently engaged or is directly related thereto, (ii) change its corporate structure, or (iii) liquidate, wind-up or dissolve itself.

         17. Inactive Subsidiaries. The definition of Inactive Subsidiaries in Section 1.1 of the Credit Agreement is deleted and is replaced by the following:

                        "Inactive Subsidiaries" means Cerner Campus
                  Redevelopment Corporation and Cerner Radiology Information Systems, Inc.

         18. Replacement Schedules. Schedules 1.1, 5.12, 5.14 and 6.14 of the Credit Agreement are deleted and are replaced by Schedules 1.1, 5.12, 5.14 and 6.14 to this Amendment.

         19. Subsidiary Merger. Section 6.11(e) of the Credit Agreement is deleted and is replaced by the following:

                  (e) any merger or consolidation, so long as after giving effect thereto, no Default or Event of Default has occurred and is continuing and provided that either (i) the Borrower is the surviving corporation thereof, or
                        (ii) in the case of a merger or consolidation involving a Wholly-Owned Subsidiary and one more other Persons (other than the Borrower), either (1) the Wholly-Owned Subsidiary is the surviving corporation thereof, or (2) the Wholly-Owned Subsidiary is merged or consolidated into such other Person and (x) contemporaneously therewith, the other Person becomes a Wholly-Owned Subsidiary, and (y) if the Wholly-Owned Subsidiary being merged or consolidated is a Subsidiary Guarantor, the Borrower shall cause such other Person, within five (5) Business Days after such merger or consolidation, as the case may be, to become a party to the Subsidiary Guaranty (even if, notwithstanding anything to the contrary in Section 6.10(c), such other Party is a Foreign Subsidiary) and to comply with the other provisions under Section 6.10(c) applicable to a Person who becomes a Subsidiary.

         20. Conditions Precedent to Amendment. Notwithstanding anything in this Amendment to the contrary, unless and to the extent the Agent waives the benefits of this sentence by giving written notice thereof to the Borrower, neither the Agent, any Bank or the Issuing Bank shall have any duties under this Amendment, nor shall any waivers, releases or other concessions, if any, made or given by the Agent, any of the Banks, or the Issuing Bank under this Amendment be effective, in each case until the Agent has received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:

                  (a)   Amendment. This Amendment;

                  (b) NOTE. A promissory note from the Borrower, as maker, to Firstar Bank, N.A. Overland Park, as payee, dated on or about the date hereof, in the stated principal amount of $30,000,000, which note shall amend and restate the Note originally issued to such Bank pursuant to the Credit Agreement.

                  (c) Other. Such other documents as the Agent may reasonably request in connection with the transactions contemplated hereby.

         21. Firstar. Firstar Bank Midwest, N.A. has changed its name to Firstar Bank, N.A. Overland Park. Accordingly, unless the context clearly requires otherwise, all references in the Credit Agreement and the other Credit Documents to Firstar Bank Midwest, N.A. (whether in its capacity as Agent, the Issuing Bank or as a Bank) are amended to refer instead to "Firstar Bank, N.A. Overland Park, and its successors and assigns".

         22. Representations and Warranties. The Borrower represents and warrants to the Agent. the Bank and the Issuing Bank as follows: (a) it is a duly organized and validly existing corporation and has full corporate power and authority to enter into this Amendment and any documents or transactions contemplated hereby and to pay and perform its obligations in respect of each of the foregoing; (b) the execution, delivery and performance by the Borrower of this Amendment and any documents contemplated hereby or any transactions contemplated hereby do not violate or conflict with, or require any consent under, (i) the Borrower's certificate of incorporation, by-laws, or any other agreement or document relating to the Borrower's existence or authority to act,
(ii) any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties is bound, (iii) any court order, judicial proceeding or any administrative or arbitral order or decree, or (iv) any applicable law, rule or regulation; and (c) no authorization, approval or consent of or by, and no notice to or filing or registration with, any governmental authority or any other Person is necessary for the Borrower to enter into this Amendment or any document contemplated hereby or any transaction contemplated hereby or to perform its obligations with respect to each of the foregoing.

         23. Reaffirmation of Credit Documents. The Borrower reaffirms its obligations under the Credit Agreement and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent, the Issuing Bank and the Bank, as a material inducement to the Agent, the Issuing Bank and the Bank to enter into this Amendment and the transactions contemplated hereby, that: (a) the Borrower has no (and, in any event, hereby waives any) defense, claim or right of setoff in respect of the Credit Agreement, any of the other Credit Documents or the actions or inactions of the Agent, the Issuing Bank or the Bank; and (b) all representations and warranties made by the Borrower in the Credit Agreement and the other Credit Documents are true and complete on the date hereof as if made on the date hereof.

         24. No Other Amendments. Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the Borrower in accordance with their respective terms.

         25. Counterparts; Fax Signatures. This Amendment and any document contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement. This Amendment and any document contemplated hereby may be executed and delivered by facsimile or other electronic transmission, and any such execution or delivery shall be fully effective as if executed and delivered in person.

         26. Legal Fees. The Borrower shall pay all legal fees and expenses incurred by the Agent in connection with the preparation and closing of this Amendment and any other documents referred to herein and the consummation of any transactions referred to herein, such legal fees not to exceed $5,000.

         27. Mo.rev.stat. Ss. 432.045 Required Notice. The following statement is given pursuant to Mo.Rev.Stat. ss. 432.045: "ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT." All other Credit Documents are incorporated into this Amendment; provided, however, that, to the extent of any direct conflict between the terms and conditions of the other Credit Documents and this Amendment, the terms and conditions of this Amendment shall prevail and govern.

         28. Governing Law. This Amendment shall be governed by the laws of the State of Missouri without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.



                           [signature page(s) follow]

         IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.


                                  CERNER CORPORATION, a Delaware corporation



                                  By: /s/Marc G. Naughton
                                      ------------------------------------------
                                  Name: Marc G. Naughton
                                  Title: CFO


                                  FIRSTAR BANK, N.A. OVERLAND PARK,
                                  formerly known as Firstar Bank Midwest, N. A., as Agent, as Issuing Bank and as a Bank



                                  By: /s/Mark R. Jorgenson
                                      ------------------------------------------
                                  Name: Mark R. Jorgenson
                                  Title:  SVP


                              Consent of Guarantors

         Reference is made to the Guaranty dated as of April 1, 1999, in favor of the Agent, on behalf of the Banks and the Issuing Bank, to which the undersigned are parties, either as an original signatory thereto or pursuant to any subsequent assumption, joinder or other agreements (each a "Guarantor"), and any other guaranty executed by any Guarantor in favor of the Agent or any Bank or the Issuing Bank relating to any indebtedness of the Borrower to any Bank or the Issuing Bank (collectively, with respect to each Guarantor, such Guarantor's "Guaranty"). Capitalized terms used and not defined in this Consent of Guarantors have the meanings given to them in the Credit Agreement referred to in the above Amendment. To induce the Agent, the Issuing Bank and the Bank to enter into the above Amendment, each Guarantor: (a) consents to the Borrower, the Agent, the Issuing Bank and the Bank entering into the above Amendment, including, without limitation, the provisions therein relating to the increase in the maximum principal amount of the revolving credit facility under the Credit Agreement from $18,000,0000 to $30,000,000; (b) agrees that the execution, delivery and performance of the above Amendment and any documents or transactions contemplated thereby shall not discharge, limit or otherwise impair the obligations of such Guarantor under such Guarantor's Guaranty; (c) agrees that such Guarantor's Guaranty is and remains in full force and effect and is enforceable against such Guarantor in accordance with its terms; (d) waives any defense, claim or right of setoff such Guarantor may have in respect of such Guarantor's Guaranty, the Credit

Agreement, the other Credit Documents or the actions or inactions of the Agent, the Issuing Bank or any Bank; and (e) agrees that neither the Agent, the Issuing Bank or any Bank has any duty to give such Guarantor notice of or obtain such Guarantor's consent to the transactions described in the above Amendment, and that the Agent, the Issuing Bank and the Bank's giving of notice to such Guarantor and obtainment of such Guarantor's consent in this instance shall not impose any similar or other duty upon the Agent, the Issuing Bank or any Bank in any future matter or transaction. This Consent of Guarantors may be validly executed and delivered by fax or other electronic transmission and in multiple counterparts and by different parties thereto.


CERNER INTERNATIONAL, INC.,           CERNER MULTUM, INC.,
a Delaware corporation                a Delaware corporation, formerly known as
                                      Multum Information Services, Inc.


By: /s/ Marc G. Naughton              By: /s/ Marc G. Naughton
    -----------------------------         --------------------------------
Name:  Marc G. Naughton               Name: Marc G. Naughton
Title: Treasurer                      Title: Treasurer


CERNER PROPERTIES, INC.,              CERNER HEALTH FACTS, INC.,
a Delaware corporation                a Delaware corporation


By: /s/ Marc G. Naughton              By: /s/ Marc G. Naughton
    -----------------------------         --------------------------------
Name:  Marc G. Naughton               Name: Marc G. Naughton
Title: CFO                            Title: CFO


CERNER HEALTH CONNECTIONS, INC.,      CERNER CITATION, INC., a Delaware
a Delaware corporation                corporation, formerly known as Cerner
                                      Performance Logistics, Inc.


By: /s/ Marc G. Naughton              By: /s/ Marc G. Naughton
    -----------------------------         --------------------------------
Name:  Marc G. Naughton               Name: Marc G. Naughton
Title: CFO                            Title: CFO

CERNER INVESTMENT CORP.,                    CERNER CAMPUS REDEVELOPMENT
a Nevada corporation                        CORPORATION, a Missouri corporation


By: /s/ Marc G. Naughton                    By: /s/ Marc G. Naughton
    ---------------------------------           --------------------------------
Name:  Marc G. Naughton                     Name:  Marc G. Naughton
Title: CFO                                  Title: Secretary & Treasurer


HEALTH NETWORK VENTURES, INC.,
a Delaware corporation


By: /s/ Marc G. Naughton
    ---------------------------------
Name:  Marc G. Naughton
Title: Treasurer

                                    Exhibit A
                                    ---------

                                   COMMITMENTS
                                   -----------


Firstar Bank, N.A. Overland Park                            $30,000,000

TOTAL                                                       $30,000,000

                                  SCHEDULE 1.1

                                 EXISTING LIENS
                                 --------------

1. Cerner Corporation PTY Limited has put money into escrow in connection with the sale and installation of Cerner systems to Royal Alexandra Hospital.

2. GE Healthcare Financial Services has filed a UCC financing statement in connection with the Assignment and Bill of Sale of Stream of Payments Agreement dated as of June 28, 2001 related to Eastern Maine Healthcare.

3. GE Healthcare Financial Services has filed a UCC financing statement in connection with the Assignment and Bill of Sale of Stream of Payments Agreement dated as of June 25, 2001 related to Somerset Hospital.

4. GE Healthcare Financial Services has filed a UCC financing statement in connection with the Assignment and Bill of Sale of Stream of Payments Agreement dated as of June 25, 2001 Uniontown Hospital.

                                  SCHEDULE 5.12

                              EXISTING SUBSIDIARIES

^ Denotes Subsidiary not wholly-owned by Cerner Corporation or Cerner International, Inc.

*       Denotes Foreign Subsidiary

A.      Cerner Corporation ahs the following Subsidiaries:
        --------------------------------------------------

        o   Cerner Health Connections, Inc., a Delaware corporation

        o   Cerner Health Facts, Inc., a Delaware corporation

        o   Cerner Multum, Inc., a Delaware corporation

        o   Cerner Radiology Information Systems, Inc., a Texas corporation

        o   Cerner Citation, Inc., a Delaware corporation

        o   Cerner Properties, Inc., a Delaware corporation

        o   Cerner International, Inc., a Delaware corporation

        o   Cerner Investment Corp., a Nevada corporation

        o   Health Network Ventures, Inc., a Delaware corporation

        o   Cerner Campus Redevelopment Corporation, a Missouri corporation

        o *Cerner FSC, Inc., a corporation organized under the laws of Barbados (Wholly-Owned Subsidiary of Cerner Corporation)

        o *Cerner Canada Limited, a Delaware corporation (Wholly-Owned Subsidiary of Cerner Corporation)

        o ^*Cerner (Malaysia) SDN BHD, a corporation organized under the laws of Malaysia (Cerner Corporation owns 99,998 shares, the remaining 2 shares are owned by Thomas s/o Mariassosay and Syed Mohd Tahir Bin Dato' Syed Azman respectively)

        o   *Cerner Belgium, Inc.

A.      Cerner International, Inc. has the following Subsidiaries:
        ----------------------------------------------------------

        o   *Cerner Singapore Limited, a Delaware corporation

        o *Cerner Corporation PTY Limited, a corporation organized under the laws of Australia

        o ^*Cerner Limited, a corporation organized under the laws of the United Kingdom (Cerner International, Inc. owns 9,999 shares, the remaining 1 share is owned by Huntsmoor Nominees Limited)

        o *Cerner Deutschland GmbH, a corporation organized under the laws of Germany

                                  SCHEDULE 5.14

                           EXISTING MATERIAL CONTRACTS
                           ---------------------------

1.       This Agreement, as amended.

2. Direct Application Reseller Agreement dated June 30, 2001 between the Borrower and Compaq Computer Corporation.

3. Note Agreement dated as of April 1, 1999 between the Borrower, Principal Life Insurance Company, Principal Life Insurance Company, on behalf of one or more separate accounts, Commercial Union Life Insurance Company of America, Nippon Life Insurance Company of America, John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company, Investors Partner Life Insurance Company.

                                  SCHEDULE 6.14

                              EXISTING INVESTMENTS
                              --------------------

1.     The Borrower has a 40% ownership in Cerner Arabia Ltd. in Saudi Arabia

2. The Borrower owns approximately 3% of the common stock of WebMD common stock

3.     The Borrower has an ownership interest in Protocare, Inc.

4.     The Borrower has an ownership interest in Cogent Healthcare, Inc.

5.     The Borrower has an ownership interest in Blue Ox Medical Network, Inc.

6.     The Borrower has an ownership interest in LifeOutcomes.com, Inc.

7.     The Borrower has an ownership interest in LifeMetrix, Inc.








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